CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated June 27, 2013, relating to the financial statements and financial highlights which appears in the April 30, 2013 Annual Report to Shareholders of the Nuveen All-American Municipal Bond Fund, Nuveen Inflation Protected Municipal Bond Fund, Nuveen Intermediate Duration Municipal Bond Fund and Nuveen Limited Term Municipal Bond Fund (each a series of the Nuveen Municipal Trust, collectively “Nuveen Municipal Trust”) and Nuveen Short Term Municipal Bond Fund (a series of the Nuveen Investment Funds, Inc. ) which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers LLP

Chicago, Illinois

February 7, 2014